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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.:

        We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-125235) of Cimarex Energy Co. and subsidiaries of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Cimarex Energy Co. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Cimarex Energy Co.

        Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

                      /s/ KPMG LLP
                      KPMG LLP

Denver, Colorado
July 13, 2005

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Consent of Independent Registered Public Accounting Firm